EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2025 Financial Results

Company delivers solid first quarter performance

Full year 2025 profitability guidance maintained

MIAMI, April 30, 2025 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd. (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the first quarter ended March 31, 2025 and provided guidance for the second quarter and full year 2025.

Highlights

  Generated total revenue of $2.1 billion. GAAP net loss was ($40.3) million, with EPS of ($0.09).
  Adjusted EBITDA1 of $453 million was above guidance. Adjusted EPS was $0.07.
  Company maintains full year 2025 Adjusted EBITDA and Adjusted EPS guidance.
  Announced the execution of long-term charter agreements for four vessels across our three brands.
  Took delivery of Norwegian Aqua, the first vessel in Norwegian Cruise Line’s cutting-edge Prima Plus Class.
  Announced plans to expand the amenities at Great Stirrup Cay, the Company’s private island destination in the Bahamas, which are expected to open later this year alongside the Company’s new multi-ship pier.

“We kicked off 2025 with solid first quarter results, demonstrating the continued momentum of our Charting the Course strategy in building a strong foundation for long-term success and delivering on our vision for guests to Vacation Better | Experience More," said Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. "We welcomed Norwegian Aqua—NCL’s first Prima Plus Class vessel and completed impactful refurbishments on Norwegian Bliss and Norwegian Breakaway. In addition, our recently announced new amenities at Great Stirrup Cay will further enhance the guest experience on our Caribbean voyages, which continue to grow as we expand our fleet.”

“Looking ahead, our proven track record of long-term Net Yield growth, strong cost control, continued record guest satisfaction scores and guest repeat rates give us confidence about our future. Thus, as we remain mindful of the evolving macroeconomic environment and despite recent volatility, we are maintaining our full year 2025 Adjusted EBITDA and Adjusted EPS guidance. While we recognize there may be potential pressures on the top line, we believe these can be effectively offset by the continued execution of our cost savings initiatives. Our focus remains on managing the business for the long term - balancing disciplined pricing and cost control with guest experience and strategic investments for the future.”

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook and Guidance” below for additional information about Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

First Quarter 2025 Highlights

  Generated total revenue of $2.1 billion, a ~3% decrease compared to first quarter 2024 primarily due to a 2% decline in Capacity Days related to increased Berths, due to larger ships, in Dry-dock, and a strategic reduction in passenger air participation rates. GAAP net loss was ($40.3) million, a $57.6 million decline compared to first quarter 2024, with EPS decreasing $0.13 to ($0.09). Results were driven by reduced Capacity Days in the quarter and foreign exchange losses of $23 million or $0.05 in 2025 compared to foreign exchange gains of $13 million or $0.03 in 2024.
  Gross margin per Capacity Day was up 5% versus 2024 on an as reported basis and up 7% on a Constant Currency basis. Net Yield growth increased over prior year by approximately 0.6% on an as reported and 1.2% on a Constant Currency basis, above guidance of 0.5%.
  Gross Cruise Costs per Capacity Day was approximately $297 in the first quarter of 2025 compared to $300 in 2024. Adjusted Net Cruise Cost excluding Fuel per Capacity Day was approximately $169 on an as reported and Constant Currency basis, and was up 2.9% on an as reported and 3.0% on a Constant Currency basis compared to $165 in 2024, and better than guidance of 3.9%. Excluding an $8 impact from higher Dry-dock days and related expenses, Adjusted Net Cruise Cost excluding Fuel per Capacity Day was up approximately $2, or 1%, year-over-year driven by costs associated with the delivery of Norwegian Aqua.
  Adjusted EBITDA declined 2% to $453 million compared to $464 million in 2024, above guidance of $435 million. Adjusted EPS declined to $0.07, slightly below guidance due to foreign exchange losses of $0.05.
  Total debt was $14.0 billion. Net Leverage was 5.7x at March 31, 2025, a 0.4x increase from December 31, 2024 primarily due to the delivery of Norwegian Aqua in March, in line with guidance.

Recent Highlights

  Successfully refinanced the majority of the 2025 Exchangeable Notes by exchanging $353.9 million of the 2025 Exchangeable Notes for $353.9 million of 0.875% 2030 Exchangeable Notes and a cash payment of $64.0 million, plus accrued and unpaid interest on the 2025 Exchangeable Notes that were exchanged to, but excluding, the closing date of the exchange. Additionally, the Company completed an equity offering of 3,358,098 ordinary shares to the holders at a price of $19.06 per share and used the net proceeds from the equity offering, together with cash on hand, to make the cash payment. This transaction was Net Leverage-neutral and reduced our diluted share count by approximately 15.5 million shares.
  Executed long-term charter agreements, each inclusive of purchase options, for four vessels across our three brands: Norwegian Sky and Norwegian Sun from Norwegian Cruise Line, Seven Seas Navigator from Regent Seven Seas Cruises and Insignia from Oceania Cruises.
  Announced development plans to expand the offerings at Great Stirrup Cay. Debuting later this year alongside the completion of a new multi-ship pier, guests can look forward to a new welcome center, a new extensive pool area with swim-up bar, family splash pad and poolside cabanas, and an island-wide tram system designed to support seamless exploration of the island. Several onboard premium concepts featured on Norwegian Cruise Line ships will also come to the island, including the adults-only Vibe Beach Club and Horizon Park, a recreation and lawn games area.

2025 Outlook
The Company is updating its full year 2025 Net Yield and Adjusted Net Cruise Cost Excluding Fuel guidance to reflect recent booking trends and changes in the macroeconomic environment. While the Company expects some pressure on Net Yield, it plans to effectively offset this impact through additional cost savings measures. As a result, full year 2025 guidance for Adjusted EBITDA and Adjusted EPS remains unchanged. A summary of the updated full year guidance is provided below:

  2025 full year Net Yield guidance on a Constant Currency basis is expected to increase between 2.0% and 3.0% versus 2024, compared to previous guidance of ~3.0%.
  2025 Adjusted Net Cruise Cost excluding Fuel per Capacity Day is expected to grow between 0% and 1.25% on a Constant Currency basis versus 2024, compared to previous guidance of ~1.25%.
  2025 full year Adjusted EBITDA guidance is unchanged and expected to be approximately $2.72 billion, or an 11.0% increase versus 2024.
  Adjusted Operational EBITDA Margin guidance for the full year 2025 is unchanged and expected to be approximately 37%.
  Full year Adjusted Net Income guidance is expected to be approximately $1,045 million. Adjusted EPS guidance is unchanged and is expected to be $2.05, increasing approximately 13% year-over-year.
  Net Leverage guidance is expected to end the year at approximately 5x.
  Company remains committed to Charting the Course 2026 financial targets.

Booking Environment Update

The Company has seen softening in its 12-month forward booked position but continues to remain within the optimal range, even amid ongoing macroeconomic volatility. Occupancy was 101.5% for the first quarter of 2025, in-line with guidance, and down year-over-year due to increased Dry-dock capacity and repositioning days on large vessels. The Company’s advance ticket sales balance, including the long-term portion, ended the first quarter of 2025 at $3.9 billion, up 2.6% year-over-year.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce Net Leverage. As of March 31, 2025, the Company had total debt of $14.0 billion and Net Debt of $13.8 billion. Net Leverage increased, as expected, by approximately 0.4x compared to December 31, 2024, ending the quarter at 5.7x, due to the delivery of Norwegian Aqua in March 2025.

At quarter-end, liquidity was $1.4 billion including approximately $184.4 million of cash and cash equivalents, $1.0 billion of availability under our Revolving Loan Facility, and other commitments.

“In April, we refinanced the majority of our 2025 Exchangeable Notes with new 2030 Exchangeable Notes in a shareholder-accretive transaction that reduced our diluted share count by approximately 15.5 million shares without increasing our Net Leverage,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Reducing Net Leverage remains our top priority and we expect to end the year with Net Leverage at approximately 5x. Furthermore, our cost savings initiatives continue to deliver tangible results, positioning us well to cushion potential macroeconomic pressures.”

Outlook and Guidance

In addition to announcing the results for the first quarter 2025, the Company also provided guidance for the second quarter and full year 2025, along with accompanying sensitivities, subject to changes in the broad macroeconomic environment. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2025 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2025 Guidance
	Second Quarter 2025		Full Year 2025
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~2.5%	~2.5%	~1.8%-2.8%	~2.0%-3.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	~1.4%	~1.0%	~0.3%-1.55%	~0%-1.25%
Capacity Days	~6.06 million		~24.545 million
Occupancy	~103.2%		~102.5%
Adjusted EBITDA	~$670 million		~$2.72 billion
Adjusted Net Income	~$257 million		~$1,045 million
Adjusted EPS[1]	~$0.51		~$2.05
Diluted Weighted-Average Shares Outstanding[2]	~508 million		~511 million
Depreciation and Amortization	~$245 million		~$985 million
Adjusted Interest Expense, net[3]	~$175 million		~$700 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$18 million ~$0.04		~$74 million ~$0.14
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$10 million ~$0.02		~$40 million ~$0.08
Effect of a 1% change in Foreign Exchange rates on Adjusted Net Income / Adjusted EPS	~$1.7 million ~$0.00		~$5.2 million ~$0.01

____________________

(1)	Based on guidance and using diluted weighted-average shares outstanding of approximately 508 million for the second quarter of 2025 and 511 million for full year 2025.
(2)	Q2 2025 and full year 2025 guidance assumes the Company’s 2025 and 2027 exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
(3)	Based on the Company’s March 31, 2025 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $10 million excluding the effects of the capitalization of interest.

The following reflects the foreign currency exchange rates as of April 18, 2025 that the Company used in its second quarter and full year 2025 guidance.

Current Guidance
Euro	$1.14
British pound	$1.33
Australian Dollar	$0.64
Canadian Dollar	$0.72

Fuel

The Company reported fuel expense of $175 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $687 from $735 in 2024. Fuel consumption of 255,000 metric tons was in-line with projections. The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2025	Full Year 2025
Fuel consumption in metric tons[1]	245,000	1,010,000
Fuel price per metric ton, net of hedges[2]	$680	$687
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.04

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(1)	Fuel prices are based on forward curves as of 4/9/2025.
(2)	Total fuel consumption for the full year 2025 is expected to be comprised mainly of heavy fuel oil and marine gas oil, as well as other fuel types.

As of April 4, 2025, the Company had hedged approximately 61%, 46%, and 20% of its total projected metric tons of fuel consumption for 2025, 2026, and 2027, respectively. We primarily hedge heavy fuel oil (“HFO”) and marine gas oil (“MGO”). Other fuel types are unhedged. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2025	2026	2027
Blended HFO and MGO Hedge Price / Metric Ton	$615	$524	$518
Total % of Consumption Hedged	61%	46%	20%

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Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

The following table presents newbuild-and-growth capital expenditures, which mainly consists of capital expenditures related to the construction of new ships, private island developments and enhancements and other strategic growth initiatives:

	First Quarter 2025 (millions)	Second Quarter 2025 (millions)	Full Year 2025 (billions)	Full Year 2026 (billions)	Full Year 2027 (billions)
Newbuild-and-Growth Capital Expenditures, Gross[1]	$1,361	~$225	~$2.6	~$2.5	~$2.5
Export Credit Financing for Newbuild-and-Growth Capital Expenditures	$893	~$0	~$1.6	~$1.5	~$1.9
Newbuild-and-Growth Capital Expenditures, Net of Financing	$468	~$225	~$1.0	~$1.0	~$0.7

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  Includes all newbuild related capital expenditures including shipyard progress payments.
  Note: Numbers may not add due to rounding.

The following table presents other capital expenditures, which mainly consists of investments related to maintenance, Dry-dock renovations, and technology and digital:

	First Quarter 2025 (millions)	Second Quarter 2025 (millions)	Full Year 2025 (millions)
Other Capital Expenditures	$156	~$130	~$590

Fleet and Brand Updates

  Norwegian Cruise Line recently debuted the highly anticipated Norwegian Aqua. This state-of-the-art vessel marks a new chapter in NCL’s fleet evolution and is the first ship in the cutting-edge Prima Plus Class. Following her inaugural voyage, Norwegian Aqua embarked on a Transatlantic voyage to the United States, where she was officially christened in Miami on April 13, 2025, with Emmy® Award-winning actor Eric Stonestreet serving as her godfather. Learn more here.
  Regent Seven Seas marked an important milestone with the keel laying for the brand’s next generation of ship, the Seven Seas Prestige. Set to be delivered in 2026, Seven Seas Prestige follows the tremendous success of Regent’s Explorer-Class vessels, and will be Regent’s first new ship class in 10 years. Learn more here.
  Norwegian Cruise Line marked an important milestone with the float out of Norwegian Luna, marking the second ship in the next-generation Prima Plus Class. The new ship is set to officially debut in April 2026 with seven-day voyages from Miami. Learn more here.

Conference Call

The Company has scheduled a conference call for Wednesday, April 30, 2025 at 8:00 a.m. Eastern Time to discuss first quarter 2025 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 33 ships and approximately 70,050 Berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 12 additional ships across its three brands through 2036, which will add approximately 37,500 Berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

2025 Exchangeable Notes. On July 21, 2020, pursuant to an indenture among NCLC, as issuer, NCLH, as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $450.0 million aggregate principal amount of 5.375% exchangeable senior notes due 2025.

2030 Exchangeable Notes. On April 7, 2025, pursuant to an indenture among NCLC, as issuer, NCLH as guarantor, and U.S. Bank National Association, as trustee, NCLC issued $353.9 million in aggregate principal amount of 0.875% exchangeable senior notes due 2030.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Adjusted Operational EBITDA Margin. Adjusted EBITDA divided by Adjusted Gross Margin.

Adjusted ROIC. An amount expressed as a percentage equal to (i) Adjusted EBITDA less depreciation and amortization plus other supplemental adjustments, divided by (ii) the sum of total long-term debt and shareholders’ equity as of the end of a respective quarter, averaged for the most recent five fiscal quarters ending with the last date of the applicable fiscal year.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service excluding Norwegian Sky and Seven Seas Navigator when their charters begin in 2026 and Norwegian Sun and Insignia when their charters begin in 2027.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA for the trailing twelve-months.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Adjusted ROIC and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital and has used it as a performance measure for our incentive compensation. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We utilize Adjusted Operational EBITDA Margin to assess operating performance. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts our net income (loss), we believe changes in Adjusted Gross Margin, Adjusted Operational EBITDA Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our results of operations, future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expectations regarding our deferred tax assets, and valuation allowances, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new and existing regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, or threats thereof, acts of piracy, and other international events; public health crises, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we currently consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. You are cautioned not to place undue reliance on the forward-looking statements included in this release, which speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024
Revenue
Passenger ticket	$1,418,684	$1,459,814
Onboard and other	708,869	731,401
Total revenue	2,127,553	2,191,215
Cruise operating expense
Commissions, transportation and other	395,343	436,210
Onboard and other	138,858	132,036
Payroll and related	334,504	344,281
Fuel	175,014	197,734
Food	75,588	84,708
Other	184,631	192,454
Total cruise operating expense	1,303,938	1,387,423
Other operating expense
Marketing, general and administrative	391,376	362,469
Depreciation and amortization	231,297	222,929
Total other operating expense	622,673	585,398
Operating income	200,942	218,394
Non-operating income (expense)
Interest expense, net	(217,872)	(218,177)
Other income (expense), net	(24,505)	18,137
Total non-operating income (expense)	(242,377)	(200,040)
Net income (loss) before income taxes	(41,435)	18,354
Income tax benefit (expense)	1,140	(1,001)
Net income (loss)	$(40,295)	$17,353
Weighted-average shares outstanding
Basic	441,147,186	426,803,519
Diluted	441,147,186	431,019,206
Earnings (loss) per share
Basic	$(0.09)	$0.04
Diluted	$(0.09)	$0.04

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$(40,295)	$17,353
Other comprehensive income:
Shipboard Retirement Plan	16	95
Cash flow hedges:
Net unrealized gain	30,825	47,253
Amount realized and reclassified into earnings	4,073	(3,333)
Total other comprehensive income	34,914	44,015
Total comprehensive income (loss)	$(5,381)	$61,368

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$184,359	$190,765
Accounts receivable, net	270,520	221,412
Inventories	155,712	149,718
Prepaid expenses and other assets	534,904	448,209
Total current assets	1,145,495	1,010,104
Property and equipment, net	18,112,831	16,810,650
Goodwill	135,764	135,764
Trade names	500,525	500,525
Other long-term assets	1,459,727	1,512,768
Total assets	$21,354,342	$19,969,811
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,121,941	$1,323,769
Accounts payable	161,778	171,106
Accrued expenses and other liabilities	1,048,512	1,180,026
Advance ticket sales	3,762,256	3,105,964
Total current liabilities	6,094,487	5,780,865
Long-term debt	12,871,840	11,776,721
Other long-term liabilities	971,481	986,786
Total liabilities	19,937,808	18,544,372
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 443,439,387 shares issued and outstanding at March 31, 2025 and 439,861,281 shares issued and outstanding at December 31, 2024	443	440
Additional paid-in capital	7,918,391	7,921,918
Accumulated other comprehensive income (loss)	(472,125)	(507,039)
Accumulated deficit	(6,030,175)	(5,989,880)
Total shareholders’ equity	1,416,534	1,425,439
Total liabilities and shareholders’ equity	$21,354,342	$19,969,811

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$(40,295)	$17,353
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	250,535	245,092
(Gain) loss on derivatives	506	(1,125)
Loss on extinguishment of debt	49,529	29,000
Provision for bad debts and inventory obsolescence	833	1,532
Gain on involuntary conversion of assets	5	(2,846)
Share-based compensation expense	20,281	21,948
Net foreign currency adjustments on euro-denominated debt	16,013	(6,603)
Changes in operating assets and liabilities:
Accounts receivable, net	(50,220)	(4,052)
Inventories	(6,135)	(517)
Prepaid expenses and other assets	(75,976)	(83,414)
Accounts payable	10,700	29,987
Accrued expenses and other liabilities	(162,488)	(31,422)
Advance ticket sales	665,933	592,238
Net cash provided by operating activities	679,221	807,171
Cash flows from investing activities
Additions to property and equipment, net	(1,525,220)	(258,851)
Other	(7,022)	3,608
Net cash used in investing activities	(1,532,242)	(255,243)
Cash flows from financing activities
Repayments of long-term debt	(2,723,237)	(425,339)
Proceeds from long-term debt	3,679,114	92,406
Net share settlement of restricted share units	(23,805)	(22,032)
Early redemption premium	(38,379)	(19,163)
Deferred financing fees	(47,078)	(20,401)
Net cash provided by (used in) financing activities	846,615	(394,529)
Net increase (decrease) in cash and cash equivalents	(6,406)	157,399
Cash and cash equivalents at beginning of the period	190,765	402,415
Cash and cash equivalents at end of the period	$184,359	$559,814

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended
	March 31,
	2025	2024
Passengers carried	669,099	736,559
Passenger Cruise Days	5,787,243	6,112,370
Capacity Days	5,700,563	5,841,015
Occupancy Percentage	101.5%	104.6%

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended
	March 31,
		2025
		Constant Currency
	2025	compared to 2024	2024
Total revenue	$2,127,553	$2,140,372	$2,191,215
Less:
Total cruise operating expense	1,303,938	1,306,838	1,387,423
Ship depreciation	212,763	212,763	208,094
Gross margin	610,852	620,771	595,698
Ship depreciation	212,763	212,763	208,094
Payroll and related	334,504	334,468	344,281
Fuel	175,014	174,998	197,734
Food	75,588	75,702	84,708
Other	184,631	184,034	192,454
Adjusted Gross Margin	$1,593,352	$1,602,736	$1,622,969

Passenger Cruise Days	5,787,243	5,787,243	6,112,370
Capacity Days	5,700,563	5,700,563	5,841,015

Total revenue per Passenger Cruise Day	$367.63	$369.84	$358.49
Gross margin per Passenger Cruise Day	$105.55	$107.27	$97.46
Net Per Diem	$275.32	$276.94	$265.52

Gross margin per Capacity Day	$107.16	$108.90	$101.99
Net Yield	$279.51	$281.15	$277.86

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2025
		Constant Currency
	2025	compared to 2024	2024
Total cruise operating expense	$1,303,938	$1,306,838	$1,387,423
Marketing, general and administrative expense	391,376	392,568	362,469
Gross Cruise Cost	1,695,314	1,699,406	1,749,892
Less:
Commissions, transportation and other expense	395,343	398,778	436,210
Onboard and other expense	138,858	138,858	132,036
Net Cruise Cost	1,161,113	1,161,770	1,181,646
Less: Fuel expense	175,014	174,998	197,734
Net Cruise Cost Excluding Fuel	986,099	986,772	983,912
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	553	553	719
Non-cash share-based compensation (2)	20,281	20,281	21,948
Adjusted Net Cruise Cost Excluding Fuel	$965,265	$965,938	$961,245

Capacity Days	5,700,563	5,700,563	5,841,015

Gross Cruise Cost per Capacity Day	$297.39	$298.11	$299.59
Net Cruise Cost per Capacity Day	$203.68	$203.80	$202.30
Net Cruise Cost Excluding Fuel per Capacity Day	$172.98	$173.10	$168.45
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$169.33	$169.45	$164.57

____________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$(40,295)	$17,353
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	989	1,233
Non-cash share-based compensation (2)	20,281	21,948
Extinguishment and modification of debt (3)	49,542	29,000
Adjusted Net Income	$30,517	$69,534

Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income	441,147,186	431,019,206

Diluted EPS	$(0.09)	$0.04
Adjusted EPS	$0.07	$0.16

____________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2025	2024
Net income (loss)	$(40,295)	$17,353
Interest expense, net	217,872	218,177
Income tax (benefit) expense	(1,140)	1,001
Depreciation and amortization expense	231,297	222,929
EBITDA	407,734	459,460
Other (income) expense, net (1)	24,505	(18,137)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	553	719
Non-cash share-based compensation (3)	20,281	21,948
Adjusted EBITDA	$453,073	$463,990

____________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

Net Debt and Net Leverage were calculated as follows (in thousands):

	March 31,	December 31,
	2025	2024
Long-term debt	$12,871,840	$11,776,721
Current portion of long-term debt	1,121,941	1,323,769
Total Debt	13,993,781	13,100,490
Less: Cash and cash equivalents	184,359	190,765
Net Debt	$13,809,422	$12,909,725

Adjusted EBITDA for the twelve months ended	$2,439,887	$2,450,804

Net Leverage	5.66x	5.27x